Exhibit 99.1

AMERICOLD REALTY TRUST ANNOUNCES SECOND QUARTER 2019 RESULTS

Atlanta, GA, August 8, 2019 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, today announced financial and operating results for the second quarter ended June 30, 2019.

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “Due to the strength of our core operations, the second quarter was quite strong as Global Warehouse same store revenue grew 3.4% and same store segment NOI grew by 6.2%, both on a constant currency basis. At the same time, our team completed $1.3 billion of acquisitions during the second quarter, consisting of Cloverleaf Cold Storage and Lanier Cold Storage, and made rapid progress on the realization of synergies as we integrate all 24 facilities into our portfolio. We also made significant progress on our development pipeline, with groundbreaking at our builds in Atlanta and Savannah as well as three expansion projects associated with Cloverleaf.  Finally, we successfully accessed the debt and equity markets to match fund this expansion activity.

As we look ahead, the supply and demand dynamics within our industry remain consistent and favorable to Americold. As demonstrated this quarter, we believe we can continue to leverage our scale and our Americold Operating System to enhance the value of each facility we acquire. Similarly, we expect to use our platform to take advantage of burgeoning opportunities within the market, including partnering with our customers as they pursue omni-channel distribution models.  We remain committed to driving consistent long term growth in order to more efficiently and effectively serve current and new customers, and to continue to produce stable cash flows and create value for our shareholders.”

Second Quarter 2019 Highlights

•	Total revenue of $438.5 million, an 11.1% increase over the same quarter last year.

•	Total NOI of $121.1 million, a 23.3% increase over the same quarter last year.

•	Net income of $4.9 million, or $0.03 per diluted common share, compared to net income of $29.4 million in the same quarter last year.

•	Core EBITDA of $93.6 million, a 27.1% increase over the same quarter last year, or a 28.6% increase on a constant currency basis.

•	Core Funds from Operations ("Core FFO") of $56.1 million, or $0.30 per diluted common share, compared to $43.1 million in the same quarter last year.

•	Adjusted Funds from Operations (“AFFO”) of $58.1 million, or $0.31 per diluted common share, compared to $39.8 million in the same quarter last year.

•	Global Warehouse segment revenue of $338.2 million, a 17.6% increase over the same quarter last year.

•	Global Warehouse segment NOI of $113.8 million, a 25.3% increase over the same quarter last year.

•	Global Warehouse segment same store revenue grew 1.5%, or 3.4% on a constant currency basis, with same store segment NOI improving 4.9%, or 6.2% on a constant currency basis.

•	Completed construction and continued to onboard customers at the Company's Rochelle, IL expansion project.

•	Acquired privately-held Cloverleaf Cold Storage for $1.25 billion and Lanier Cold Storage for $82.6 million.

•
Announced and broke ground on a planned expansion and redevelopment program at the Company's existing Atlanta major market campus. The Company also broke ground at its previously announced Savannah development project and reviewed and commenced work on three expansion projects associated with the Cloverleaf acquistion at Chesapeake, Virginia, Little Rock, Arkansas, and Columbus, Ohio.

•	Completed a follow-on public offering for net proceeds of approximately $1.21 billion, and entered into a forward sale agreement for 8,250,000 shares.

•	Closed an institutional private placement offering of $350 million of senior unsecured notes at an interest rate of 4.10% and a duration of 10.7 years.

•	Completed a land purchase in Sydney, Australia for $45.5 million, of which $4.4 million was paid as an initial deposit in 2018.

Year to Date 2019 Highlights

•	Total revenue increased 5.8% to $831.5 million.

•	Total NOI increased 12.4% to $219.8 million.

•	Net income of $0.3 million, or $0.00 per diluted common share, compared to net income of $20.8 million for the same period of the prior year.

•	Core EBITDA increased 13.3% to $164.7 million for the year to date 2019, or a 14.9% increase on a constant currency basis.

•	Core FFO of $96.0 million, or $0.57 per diluted common share for the year to date 2019.

•	AFFO of $102.4 million, or $0.60 per diluted common share for the year to date 2019.

•	Global Warehouse segment revenue of $627.8 million, a 9.3% increase over the prior period.

•	Global Warehouse segment NOI increased 13.4% to $204.6 million for the year to date 2019.

•
Global Warehouse segment same store revenue grew 1.0%, or 3.1% on a constant currency basis, with same store segment NOI improving 2.6%, or 3.9% on a constant currency basis, for the year to date 2019.

Second Quarter 2019 Total Company Financial Results
Total revenue for the second quarter of 2019 was $438.5 million, a 11.1% increase from the same quarter of the prior year. This growth was driven by the incremental revenue generated from two months of ownership of the Cloverleaf and Lanier portfolios during the second quarter of 2019 totalling $43.2 million, as well as improvements in contractual rate escalations, the later timing of the Easter holiday in 2019, the stabilization of the Clearfield, UT facility, the opening of the build-to-suit facility in Middleboro, MA, the incremental revenue associated with the Portfresh acquistion in January 2019, and the completion of the Rochelle, IL expansion. These factors were partially offset by unfavorable foreign currency exchange rates.

For the second quarter of 2019, the Company reported net income of $4.9 million, or $0.03 per diluted share, compared to $29.4 million for the same quarter of the prior year. Net income for the current quarter included the impact of costs associated with recent acquisition activity and the Company's subsequent integration effort to realize synergies. Net income for the second quarter of 2018 included an $8.4 million gain from the sale of its Thomasville, GA facility.

Total NOI for the second quarter of 2019 was $121.1 million, an increase of 23.3% from the same quarter of the prior year.

Core EBITDA was $93.6 million for the second quarter of 2019, compared to $73.6 million for the same quarter of the prior year. This reflects a 27.1% increase over prior year, or 28.6% on a constant currency basis, largely impacted by increased Core EBITDA from acquisitions. This growth was offset by unfavorable foreign currency exchange rates and the impact of the benefit received in the second quarter of 2018 related to workers' compensation. As a result, Core EBITDA margin increased by 269.5 basis points to 21.4%.

For the second quarter of 2019, Core FFO was $56.1 million, or $0.30 per diluted share, compared to $43.1 million for same quarter of the prior year. The year-over-year increase is driven primarily by increased FFO as a result of acquisitions.

For the second quarter of 2019, AFFO was $58.1 million, or $0.31 per diluted share, compared to $39.8 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Second Quarter 2019 Global Warehouse Segment Results
For the second quarter of 2019, Global Warehouse segment revenues were $338.2 million, an increase of $50.5 million, or 17.6%, compared to $287.7 million for the second quarter of 2018. This growth was driven by the incremental revenue generated from two months of ownership of the Cloverleaf and Lanier portfolios, which totaled $40.0 million. This increase was also impacted by the same revenue growth factors mentioned above.

Warehouse segment NOI was $113.8 million, or 33.7% of segment revenue, for the second quarter of 2019, compared to $90.8 million, or 31.6% of segment revenue, for the prior year. This represents a 25.3% improvement in segment profitability over the second quarter of 2018 and an expansion of 208 basis points in segment margin period-over-period. The year-over-year growth was driven by incremental NOI of $15.3 million generated from acquisitions that closed in the second quarter of 2019, the aforementioned revenue trends, and operating efficiency gains driven by power savings, labor cost controls and the leveraging of the Company's fixed expenses. This growth was offset by unfavorable foreign currency exchange rates and the impact of the $1.0 million benefit received in the second quarter of 2018 related to workers' compensation. With respect to the segment margin, 60 basis points of the segment margin expansion can be attributed to acquisitions that closed in the second quarter of 2019.

The following tables summarize the global warehouse same store financial results and metrics for the three and six months ended June 30, 2019 and 2018:

Global Warehouse - Same Store	Three Months ended June 30,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Number of same store sites	138		138	n/a	n/a
Global Warehouse same store revenues:
Rent and storage	$123,298	$125,336	$122,903	0.3%	2.0%
Warehouse services	164,209	167,510	160,287	2.4%	4.5%
Total same store revenues	$287,507	$292,846	$283,190	1.5%	3.4%
Global Warehouse same store contribution (NOI)	$94,869	$96,057	$90,408	4.9%	6.2%
Global Warehouse same store margin	33.0%	32.8%	31.9%	107 bps	88 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average physical occupied pallets	2,235	2,235	2,333	(4.2)%	n/a
Average economic occupied pallets	2,366	2,366	2,434	(2.8)%	n/a
Average physical pallet positions	3,084	3,084	3,112	(0.9)%	n/a
Physical occupancy percentage	72.5%	72.5%	75.0%	-249 bps	n/a
Economic occupancy percentage	76.7%	76.7%	78.2%	-148 bps	n/a
Same store rent and storage revenues per physical occupied pallet	$55.16	$56.07	$52.67	4.7%	6.4%
Same store rent and storage revenues per economic occupied pallet	$52.11	$52.97	$50.50	3.2%	4.9%
Global Warehouse same store services:
Throughput pallets	6,440	6,440	6,521	(1.2)%	n/a
Same store warehouse services revenues per throughput pallet	$25.50	$26.01	$24.58	3.7%	n/a
n/a = not applicable

Global Warehouse - Same Store	Six Months Ended June 30,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Number of same store sites	137		137	n/a	n/a
Global Warehouse same store revenues:
Rent and storage	$245,148	$249,530	$244,576	0.2%	2.0%
Warehouse services	323,663	331,128	318,798	1.5%	3.9%
Total same store revenues	$568,811	$580,658	$563,374	1.0%	3.1%
Global Warehouse same store contribution (NOI)	$182,595	$184,964	$177,983	2.6%	3.9%
Global Warehouse same store margin	32.1%	31.9%	31.6%	51 bps	26 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average physical occupied pallets	2,237	2,237	2,331	(4.0)%	n/a
Average economic occupied pallets	2,367	2,367	2,436	(2.9)%	n/a
Average physical pallet positions	3,055	3,055	3,077	(0.7)%	n/a
Physical occupancy percentage	73.2%	73.2%	75.8%	-255 bps	n/a
Economic occupancy percentage	77.5%	77.5%	79.2%	-172 bps	n/a
Same store rent and storage revenues per physical occupied pallet	$109.60	$111.56	$104.93	4.5%	6.3%
Same store rent and storage revenues per economic occupied pallet	$103.58	$105.43	$100.39	3.2%	5.0%
Global Warehouse same store services:
Throughput pallets	12,814	12,814	13,070	(2.0)%	n/a
Same store warehouse services revenues per throughput pallet	$25.26	$25.84	$24.39	3.6%	n/a
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
n/a = not applicable

Fixed Commitment Rent and Storage Revenue
For the second quarter of 2019, $232 million of the Company's rent and storage revenues were derived from customers with fixed commitment storage contracts. This compares to $222 million for the first quarter of 2019 and $203 million for the second quarter of 2018. The Company's recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, 38.3% of rent and storage revenues were generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company's customers have space available when needed. At times, these customers may be paying for space that is not physically occupied. For the second quarter of 2019, economic occupancy for the total warehouse segment was 76.8% and warehouse segment same store pool was 76.7%, representing a 371 basis point and 424 basis point increase above physical occupancy, respectively. For the second quarter of 2019, physical occupancy for the total warehouse segment was 73.0% and warehouse segment same store pool was 72.5%.

Real Estate Portfolio
The Company's total real estate portfolio consists of 178 facilities as of June 30, 2019. This includes the 21 warehouse facilities and one managed facility acquired from Cloverleaf, and two warehouse facilities acquired from Lanier, both during the second quarter. The Company ended the second quarter of 2019 with 166 facilities in its Global Warehouse segment portfolio. The Company's same store population consists of 138 facilities as of June 30, 2019. During the second quarter of 2019, one recently stabilized facility was moved into the same store pool, and the total number of warehouses reflects recent acquisition activity as well as the sale of the Company's last remaining idle asset. The remaining twenty-eight facilities include the 23 facilities in the warehouse segment that were recently acquired in the second quarter of 2019, or are in various stages of operational stabilization and are classified as "non-same store".

Balance Sheet Activity and Liquidity
At June 30, 2019, the Company had total liquidity of approximately $1.5 billion, including cash and capacity on its revolving credit facility and $138 million and $236 million of net proceeds from its September 2018 and April 2019 equity forwards, respectively. Total debt outstanding was $1.90 billion (inclusive of $172.7 million of capital leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 75% was in an unsecured structure. The Company has no material debt maturities until 2022, assuming the one-year extension option is exercised on its revolver. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.1x. Of the Company's total debt outstanding, $1.73 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company's real estate debt has a weighted average term of 6.9 years and carries a weighted average contractual interest rate of 4.49%. As of June 30, 2019, 80% of the Company's total debt outstanding was at a fixed rate, inclusive of the $100 million interest rate swap on its term loan that was entered into during the first quarter of 2019.

Dividend
On May 23, 2019, the Company's Board of Trustees declared a dividend of $0.20 per share for the second quarter of 2019, which was paid on July 15, 2019 to common shareholders of record as of June 28, 2019.

Highlights Subsequent to Quarter End

•	Extended the six million share equity forward issued in September 2018 by an additional 12 months, with a new outstanding settlement date of no later than September 2020.

2019 Outlook
The Company has revised select 2019 guidance based upon the impact of acquisitions, announced development, and capital markets activity completed subsequent to quarter end:

•
Global warehouse segment same store revenue growth to range between 2 and 4 percent on a constant currency basis and same store NOI growth to be 100 to 200 basis points higher than the associated revenue.

•	Selling, general, and administrative expense, as a percentage of total revenue, is expected to range between 7.0 and 7.2 percent.

•	Total recurring maintenance capital expenditures is expected in the range of $56 to $66 million.

•
Total expansion and development capital expenditures is expected to aggregate in a range of $220 to $250 million, which includes spending related to the Company's announced projects in Chicago, IL, Savannah, GA, Australia, and Atlanta, GA as well as the three expansions associated with the Cloverleaf acquisition.

•	Anticipated AFFO payout ratio of 65 to 68 percent.

•	Full year weighted average diluted share count of 180 to 184 million shares.

The Company's guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, August 8, 2019 at 5:00 p.m. Eastern Time to discuss second quarter 2019 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13692085. The telephone replay will be available starting shortly after the call until August 22, 2019.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 178 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income (loss) available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income (loss) available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; our failure to realize the intended benefits from our recent acquisitions including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; our failure to successfully integrate and operate acquired or developed properties or businesses, including but not limited to: Cloverleaf Cold Storage, Lanier Cold Storage and PortFresh Holdings, LLC; difficulties in identifying properties to be acquired and completing acquisitions; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; our operating partnership’s failure to qualify as a partnership for federal income tax purposes; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; risks related to joint venture investments, including as a result of our lack of control of such investments; changes in foreign currency exchange rates; the potential dilutive effect of our common share offerings; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, or our common shares; and risks related to our forward sale agreement entered into with Bank of America, N.A. in September 2018, or the 2018 forward sale agreement, and our forward sale agreement entered into with Bank of America, N.A. in April 2019, or the 2019 forward sale agreement, including substantial dilution to our earnings per share or substantial cash payment obligations.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	June 30, 2019	December 31, 2018
Assets
Property, plant, and equipment:
Land	$516,874	$385,232
Buildings and improvements	2,591,532	1,849,749
Machinery and equipment	770,336	577,175
Assets under construction	118,375	85,983
	3,997,117	2,898,139
Accumulated depreciation and depletion	(1,157,430)	(1,097,624)
Property, plant, and equipment – net	2,839,687	1,800,515

Operating lease right-of-use assets	75,849	—
Accumulated depreciation-operating leases	(10,411)	—
Operating leases-net	65,438	—

Financing leases:
Buildings and improvements	11,227	11,227
Machinery and equipment	67,188	49,276
	78,415	60,503
Accumulated depreciation- financing leases	(23,967)	(21,317)
Financing leases – net	54,448	39,186

Cash and cash equivalents	320,805	208,078
Restricted cash	6,441	6,019
Accounts receivable – net of allowance of $4,946 and $5,706 at June 30, 2019 and December 31, 2018, respectively	208,978	194,279
Identifiable intangible assets – net	275,363	25,056
Goodwill	300,007	186,095
Investments in partially owned entities	12,788	14,541
Other assets	78,502	58,659
Total assets	$4,162,457	$2,532,428

Liabilities and shareholders’ equity
Liabilities:
Accounts payable and accrued expenses	287,691	253,080
Mortgage notes, senior unsecured notes, term loan and notes payable - net of unamortized deferred financing costs of $14,499 and $13,943, in the aggregate, at June 30, 2019 and December 31, 2018, respectively	1,710,523	1,351,014
Sale-leaseback financing obligations	117,420	118,920
Financing lease obligations	55,292	40,787
Operating lease obligations	68,428	—
Unearned revenue	18,805	18,625
Pension and postretirement benefits	17,135	16,317
Deferred tax liability - net	22,669	17,992
Multi-Employer pension plan withdrawal liability	8,837	8,938
Total liabilities	2,306,800	1,825,673
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 191,634,460 and 148,234,959 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,916	1,482
Paid-in capital	2,577,888	1,356,133
Accumulated deficit and distributions in excess of net earnings	(707,170)	(638,345)
Accumulated other comprehensive loss	(16,977)	(12,515)
Total shareholders’ equity	1,855,657	706,755
Total liabilities and shareholders’ equity	$4,162,457	$2,532,428

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Rent, storage, and warehouse services	$338,231	$287,712	$627,846	$574,229
Third-party managed services	61,515	65,755	125,651	129,632
Transportation services	36,492	38,889	73,588	77,234
Other	2,222	2,311	4,454	4,714
Total revenues	438,460	394,667	831,539	785,809
Operating expenses:
Rent, storage, and warehouse services cost of operations	224,414	196,877	423,210	393,824
Third-party managed services cost of operations	58,711	61,896	119,588	121,995
Transportation services cost of operations	32,286	35,303	65,026	70,054
Cost of operations related to other revenues	1,930	2,391	3,918	4,448
Depreciation, depletion and amortization	40,437	29,051	70,533	58,459
Selling, general and administrative	32,669	27,750	63,786	55,857
Acquisition, litigation, and other	17,964	(268)	26,457	3,574
Loss (gain) from sale of real estate	34	(8,384)	34	(8,384)
Impairment of long-lived assets	930	747	13,485	747
Total operating expenses	409,375	345,363	786,037	700,574

Operating income	29,085	49,304	45,502	85,235

Other income (expense):
(Loss) income from investments in partially owned entities	(68)	252	54	112
Interest expense	(24,098)	(22,929)	(45,674)	(47,424)
Bridge loan commitment fees	(2,665)	—	(2,665)	—
Interest income	2,405	1,109	3,408	1,733
Loss on debt extinguishment and modifications	—	—	—	(21,385)
Foreign currency exchange (loss) gain, net	(83)	1,511	(23)	2,191
Other (expense) income, net	(591)	33	(758)	89
Income (loss) before income tax (expense) benefit	3,985	29,280	(156)	20,551
Income tax (expense) benefit:
Current	(2,446)	(1,323)	(3,994)	(2,390)
Deferred	3,352	1,449	4,412	2,605
Total income tax benefit	906	126	418	215

Net income	$4,891	$29,406	$262	$20,766
Less distributions on preferred shares of beneficial interest - Series A	—	—	—	(1)
Less distributions on preferred shares of beneficial interest - Series B	—	—	—	(1,817)
Net income attributable to common shares of beneficial interest	$4,891	$29,406	$262	$18,948

Weighted average common shares outstanding – basic	182,325	143,499	165,869	133,965
Weighted average common shares outstanding – diluted	186,117	146,474	169,305	136,737

Net income per common share of beneficial interest - basic	$0.03	$0.20	$0.00	$0.13
Net income per common share of beneficial interest - diluted	$0.03	$0.20	$0.00	$0.14

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	YTD 19
Net income (loss)	$4,891	$(4,629)	$2,678	$24,540	$29,406	$262
Adjustments:
Real estate related depreciation and depletion	28,518	22,665	22,405	21,903	21,764	51,183
Net loss (gain) on sale of depreciable real estate	34	—	—	—	(8,384)	34
Net loss (gain) on asset disposals	—	138	913	(65)	—	138
Impairment charges on certain real estate assets	—	12,555	—	—	747	12,555
Real estate depreciation on China JV	269	289	398	292	242	558
NAREIT Funds from operations	$33,712	$31,018	$26,394	$46,670	$43,775	$64,730
Adjustments:
Net loss (gain) on sale of non-real estate assets	167	(118)	110	(314)	(390)	49
Non-real estate impairment	930	—	—	—	—	930
Non-offering related equity issuance expenses (a)	(164)	1,511	(34)	605	—	1,347
Non-recurring public company implementation costs (b)	—	—	544	496	162	—
Acquisition, diligence and integration costs(c)	15,014	1,441	599	21	51	16,455
Stock-based compensation expense, IPO grants	556	607	1,433	845	965	1,163
Severance, reduction in workforce costs and equity acceleration(d)	2,641	4,293	(73)	73	—	6,934
Terminated site operations costs (e)	6	338	(1,870)	—	66	344
Litigation and other related settlement costs (f)	467	910	—	—	—	1,377
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	26,174	—	—	—
Foreign currency exchange loss (gain)	83	(60)	43	(734)	(1,511)	23
Excise tax settlement	—	—	(128)	—	—	—
Alternative Minimum Tax receivable from Tax Cuts & Jobs Act	—	—	—	(3,745)	—	—
Bridge loan commitment fees	2,665	—	—	—	—	2,665
Core FFO applicable to common shareholders	$56,077	$39,940	$53,192	$43,917	$43,118	$96,017
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,522	1,456	1,414	1,532	1,556	2,978
Amortization of below/above market leases	38	38	37	38	38	76
Straight-line net rent	(151)	(137)	(86)	(62)	(26)	(288)
Deferred income taxes (benefit) expense	(3,352)	(1,060)	(1,059)	512	(1,449)	(4,412)
Stock-based compensation expense, excluding IPO grants	2,628	2,032	994	1,226	701	4,660
Non-real estate depreciation and amortization	11,919	7,431	7,387	7,499	7,287	19,350
Non-real estate depreciation and amortization on China JV	107	102	107	132	143	209
Recurring maintenance capital expenditures (g)	(10,734)	(5,487)	(12,652)	(13,377)	(11,563)	(16,221)
Adjusted FFO applicable to common shareholders	$58,054	$44,315	$49,334	$41,417	$39,805	$102,369

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	YTD 19

NAREIT Funds from operations	$33,712	$31,018	$26,394	$46,670	$43,775	$64,730
Core FFO applicable to common shareholders	56,077	39,940	53,192	43,917	43,118	$96,017
Adjusted FFO applicable to common shareholders	$58,054	$44,315	$49,334	$41,417	$39,805	$102,369

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	182,325	149,404	148,592	144,948	143,499	165,869
Dilutive stock options, unvested restricted stock units, equity forward contract	3,792	3,041	2,932	2,678	2,975	3,436
Weighted average dilutive shares	186,117	152,445	151,524	147,626	146,474	169,305
Common shares equivalents (h)	8,523	13	482	3,931	1,032	25,335
Fully diluted common shares outstanding(h)	194,640	152,458	152,006	151,557	147,506	194,640

NAREIT FFO - basic per share	$0.18	$0.21	$0.18	$0.32	$0.31	$0.39
NAREIT FFO - diluted per share	0.18	0.20	0.17	0.32	0.30	0.38
NAREIT FFO - fully diluted per share(i)	0.17	0.20	0.17	0.31	0.30	0.33

Core FFO - basic per share	0.31	0.27	0.36	0.30	0.30	0.58
Core FFO - diluted per share	0.30	0.26	0.35	0.30	0.29	0.57
Core FFO - fully diluted per share(i)	0.29	0.26	0.35	0.29	0.29	0.49

Adjusted FFO - basic per share	0.32	0.30	0.33	0.29	0.28	0.62
Adjusted FFO - diluted per share	0.31	0.29	0.33	0.28	0.27	0.60
Adjusted FFO - fully diluted per share(i)	$0.30	$0.29	$0.32	$0.27	$0.27	$0.53

(a)
Represents one-time costs and professional fees associated with secondary offerings on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO, our follow-on offering in September 2018, and our follow-on offering in April 2019.

(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)
Represents costs associated with mergers and acquisition activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Acquisition expense includes key employee retention costs. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s "Americold Operating System" (AOS), information systems and processes. The majority of integration costs consist of professional service fees.

(d)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(e)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(f)	Represents costs associated with litigation charges outside of the normal course of business including professional service fees and settlement amounts.
(g)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(h)	Fully diluted common share equivalents outstanding at each respective quarterly period end.
(i)
Assumes i) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and ii) the follow-on public offering of 4 million common shares in Q3 18 and 42 million in Q2 19 were outstanding for the entire quarter.

Reconciliation of Net Income (Loss) to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q2 19
Net income (loss)	$4,891	$(4,629)	$2,678	$24,540	$29,406	$27,480
Adjustments:
Depreciation, depletion and amortization	40,437	30,096	29,792	29,402	29,051	129,727
Interest expense	24,098	21,576	23,054	22,834	22,929	91,562
Income tax (benefit) expense	(906)	488	(853)	(2,551)	(126)	(3,822)
EBITDA	$68,520	$47,531	$54,671	$74,225	$81,260	$244,947
Adjustments:
Loss (gain) on disposal of depreciated property	34	—	913	—	(8,384)	947
Adjustment to reflect share of EBITDAre of partially owned entities	592	615	250	265	592	1,722
NAREIT EBITDAre	$69,146	$48,146	$55,834	$74,490	$73,468	$247,616
Adjustments:
Severance, reduction in workforce costs, and equity acceleration (a)	2,641	4,294	(73)	73	—	6,935
Terminated site operations cost (b)	6	338	(1,870)	—	66	(1,526)
Non-offering related equity issuance expenses (c)	(164)	1,511	(34)	605	—	1,918
Non-recurring public company implementation costs (d)	—	—	544	496	162	1,040
Acquisition, diligence, and integration costs (e)	15,014	1,441	599	21	51	17,075
Litigation and other related settlement costs (f)	467	910	—	—	—	1,377
Loss (income) from investments in partially owned entities	68	(122)	745	437	(252)	1,128
Impairment of long-lived assets	930	12,555	—	—	747	13,485
Loss (gain) on foreign currency exchange	83	(60)	43	(734)	(1,511)	(668)
Stock-based compensation expense	3,185	2,639	2,429	2,070	1,663	10,323
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	26,174	—	—	26,174
Loss (gain) on other asset disposals	168	20	534	(379)	(170)	343
Reduction in EBITDAre from partially owned entities	(592)	(615)	(250)	(265)	(592)	(1,722)
Bridge loan commitment fees	2,665	—	—	—	—	2,665
Core EBITDA	$93,617	$71,057	$84,675	$76,814	$73,632	$326,163

(a)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)
Represents one-time costs and professional fees associated with secondary offering on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO, our follow-on offering in September 2018, and our follow-on offering in April 2019.

(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)
Represents costs associated with mergers and acquisition activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Acquisition expense includes key employee retention costs. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(f)	Represents costs associated with litigation charges outside of the normal course of business including professional service fees and settlement amounts.

Revenue and Contribution by Segment
(In Thousands - unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Segment revenues:
Warehouse	$338,231	$287,712	$627,846	$574,229
Third-party managed	61,515	65,755	125,651	129,632
Transportation	36,492	38,889	73,588	77,234
Other	2,222	2,311	4,454	4,714
Total revenues	438,460	394,667	831,539	785,809

Segment contribution:
Warehouse	113,817	90,835	204,636	180,405
Third-party managed	2,804	3,859	6,063	7,637
Transportation	4,206	3,586	8,562	7,180
Other	292	(80)	536	266
Total segment contribution	121,119	98,200	219,797	195,488

Reconciling items:
Depreciation, depletion, and amortization	(40,437)	(29,051)	(70,533)	(58,459)
Selling, general and administrative expense	(32,669)	(27,750)	(63,786)	(55,857)
(Loss) gain from sale of real estate	(34)	8,384	(34)	8,384
Acquisition, litigation, and other	(17,964)	268	(26,457)	(3,574)
Impairment of long-lived assets	(930)	(747)	(13,485)	(747)
(Loss) income from investments in partially owned entities	(68)	252	54	112
Interest expense	(24,098)	(22,929)	(45,674)	(47,424)
Bridge loan commitment fees	(2,665)	—	(2,665)	—
Interest income	2,405	1,109	3,408	1,733
Loss on debt extinguishment and modification	—	—	—	(21,385)
Foreign currency exchange (loss) gain	(83)	1,511	(23)	2,191
Other (expense) income, net	(591)	33	(758)	89
Income (loss) before income tax benefit	$3,985	$29,280	$(156)	$20,551
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, non-offering related equity issuance expenses, non-recurring public company implementation costs, stock-based compensation expense for the IPO retention grants, severance, reduction in workforce costs and equity acceleration, acquisition, diligence and integration related costs, terminated site operations costs, bridge loan commitment fees, litigation and other related settlements, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence and integration related costs, bridge loan commitment fees, litigation and other related settlements, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss or gain on other asset disposals, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 20 of the Company's supplemental financial information reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.